Diodes, Inc. Third Quarter 2007 Financial Results Script
Thursday November 1, 2007 @ 10:00am CST / 8:00am PST

Call Participants: Dr. Keh-Shew Lu, Carl Wertz, Mark King and Richard White

Operator:
Good afternoon and welcome to Diode Inc.’s third quarter 2007 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Thursday, November 1, 2007. I would now like to turn the call to Leanne Sievers, with Shelton Group, the Investor Relations agency of record for Diodes. Leanne, please go ahead.

Introduction: Leanne Sievers, EVP of Shelton Group

Good morning and welcome to Diodes’ third quarter 2007 earnings conference call. I’m Leanne Sievers, executive vice president of Diodes’ new investor relations firm, Shelton Group.

With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Carl Wertz; Sr. VP of Sales and Marketing, Mark King; and Sr. Vice President of Finance, Richard White.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities & Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, November 1, 2007. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days at the investor relations section of Diodes’ website at www.diodes.com.

And now it’s my pleasure to turn the call over Diodes’ President and CEO, Dr. Keh-Shew Lu.

Dr. Keh-Shew Lu, President and CEO of Diodes
Thank you, Leanne.
Welcome everyone, and thank you for joining us today.

We are pleased to report another quarter of record financial results including record revenues and profits. Third quarter revenues represent a 9.3 percent growth sequentially over last quarter and nearly 14 percent year-over-year. We also increased gross profit by 50 basis points sequentially.

Our strategic initiatives regarding our analog business as well as aggressive new product introductions that target the high-growth electronics markets continue to deliver results, which have consistently outperformed the industry. Additionally, market share for our products was at an all time high during the quarter driven by continued gains in Asia and Europe.

For the quarter, adjusted net income grew 14 percent sequentially to a record $17.1 million, or 40 cents per share adjusted for the stock split.

Diodes’ performance is a result of our ability to combine customer-focused innovation in the discrete, analog, and Hall sensors markets, with state-of-the-art cost-efficient packaging that delivers greater value to our customers. Design activity remained strong during the quarter as we capitalized on the synergies between these product families to create expanded opportunities with our customers.

The consumer and computing market segments, which represent approximately 75 percent of our total revenues, continued to be key contributors to our growth during the quarter as we further increase our penetration of these higher growth markets.

As planned, the consolidation of our analog manufacturing operation into our Shanghai facilities is now complete.

We will continue to realize incremental operational efficiencies that will benefit our results and margins over time. All our manufacturing facilities are over 90 percent utilized. Our fab is producing over 53,000 wafers per month, and our packaging facilities in China are producing more than 1.3 billion units per month.

As we look to the fourth quarter, we expect record results, which will continue to benefit from our manufacturing efficiencies and cross-selling synergies to deliver consistent profitable growth in the coming quarters.

We plan to accelerate new product introductions during the fourth quarter and as we enter 2008, and to further expand our market share.

We continue to actively work on acquisition opportunities, which have the potential to be accretive within the first 12 months.

With that, I’m going to turn the call over to Carl to discuss our financial results and fourth quarter outlook in more detail.

Carl Wertz, CFO

Thanks, Dr. Lu, and good morning everyone.

As Dr. Lu mentioned, in the third quarter Diodes continued to make solid progress in the execution of our strategy.

Revenues for the third quarter set another record reaching $105.3 million, an increase of 13.7 percent from the third quarter of 2006. On a sequential basis our revenues were up 9.3 percent, which was at the upper end of our increased guidance range. New product sales accounted for 34.2 percent of revenue, compared to 29.7 percent just one year ago.

Gross profit for the third quarter was $34.2 million, or 32.4 percent, a 50 basis point sequential increase over last quarter. Gross margin was up as a result of improved product mix and the benefit of internalizing our analog manufacturing.

As we have discussed on previous calls, we should see opportunities for continued margin expansion as we begin to realize the full benefits of our transition of analog production to our state-of-the art facilities in China. We also anticipate that a greater mix of new, higher margin products and an increase in units will help to offset future price erosion and contribute to margins in the coming year.

Selling, General & Administrative expenses for the quarter were $14.6 million, or 13.9 percent of revenue, in-line with last quarter. Included in third quarter SG&A was $1.2 million in non-cash, FAS123R, share-based compensation. In the earnings release we have included a table to reconcile the impact of share-based compensation expense to our reported results.

Sequentially, SG&A dollars increased due primarily to increased wages and incentives. We believe that SG&A, as a percentage of revenue, should be comparable to the third quarter.

Research and development investment in the quarter was $3.6 million, or 3.4 percent of revenue. As expected, as a percentage of revenue, R&D investment has increased throughout the year as our R&D activities continue to increase in both the U.S. and Asia, and is reflected in our increased new product activity.

We continue to enhance our research and development capabilities to support our broader market focus, and anticipate fourth quarter R&D percentage to be comparable to the third quarter.

Our effective income tax rate in the third quarter was 11.8 percent, compared to 14.8 percent for the previous quarter. The lower effective tax rate reflects profit levels in lower tax rate jurisdictions, as well as a year-to-date effective tax provision adjustment.

In addition, as part of our tax strategy efforts, we have established a holding company in the Netherlands, which we believe will be lowering our effective tax rate. We are finalizing this phase of our tax strategy and expect our effective tax rate for the fourth quarter to be in the 11 to 14 percent range. This equates to an effective full-year tax rate of 13 to 15 percent.

Adjusted net income, which excludes $1.3 million in FAS123R, non-cash stock option expense, increased 20.8 percent year-over-year to $17.1 million, or $0.40 per share, up from $14.2 million, or $0.33 per share on a stock split-adjusted basis, in the third quarter of 2006, and $0.35 per share in the second quarter of 2007.

Cash flow from operations for the quarter was $24.5 million, a 14 percent increase compared to $21.5 million for the same period last year.

Turning to the balance sheet, at the end of the quarter we had $363 million in total cash and short-term investments, $436 million in working capital, and $238 million in long-term term debt including the convertible bond.

Inventories ended the third quarter at $48.4 million, with inventory days improving to 61 days. We believe we are well positioned to support our revenue growth and have effective inventory control.

Accounts receivable days were 77 days in the third quarter compared to 80 days in the prior quarter.

Capital expenditures for the current quarter were $15.6 million, or 14.9 percent of revenue. For the nine months ended September 30, 2007, Cap-Ex is $43 million. This represents 14.6 percent of revenue, which is above our full-year estimate as we continue to invest for expected growth by capitalizing on opportunities to gain market share.

We expect Cap-Ex in the fourth quarter to be lower than the third quarter.
Our revised expansion plans, now including a 6-inch SBR® line in FabTech, and additional analog capacity in China, will put our full-year 2007 Cap-Ex at between 14 and 15 percent of revenue.

Depreciation expense for the third quarter and first nine months of 2007 was $6.9 million and $18.8 million, respectively.

Turning to our Outlook…
We currently expect revenue for the fourth quarter of 2007 to increase to a range of $106 to $109 million, with continued sequential gross profit margin improvement in the range of 60 to 110 basis points. We remain confident that Diodes’ focus on the application specific standard products within the broad discrete and analog markets, while leveraging our cost efficient manufacturing base, positions us well to continue to deliver profitable growth in the quarters ahead.

With that said, I will now turn the call over to Mark King, SVP Sales and Marketing. Mark…

Mark King, Senior VP of Sales and Marketing

Thank you, Carl, and good morning.

Let me begin with our segment breakout for the third quarter: computing represented 37 percent of revenue; consumer 36 percent; communications 15 percent; industrial 10 percent; and automotive 2 percent.

During the third quarter, we continued to make notable progress with our new product road map in discrete, analog and hall sensor devices. We released 64 products from 14 different product families, including 28 SBR devices, 3 analog and 3 hall sensor devices.

As Carl mentioned, new products grew to 34.2 percent of revenues with products in our DFN product line, PowerDI® and low threshold MOSFET line serving as the key drivers, along with continued gains in our analog product line.

During the quarter, we expanded our portfolio of high efficiency DC-DC buck converters with the introduction of the AP1533. This converter is a solid example of our commitment to enhance our power management product portfolio and is well suited for applications like LCD TVs and monitors, DVD and Personal Video Recorders, set-top boxes, and industrial controls.

Also during the quarter, we launched our breakthrough 300-volt Super Barrier Rectifiers. These devices are used in high power applications such as plasma/LCD monitors and industrial applications. Additionally, we expanded our SOT-223 line with the release of 19 medium power bipolar junction transistors, which served as an example of our ability to leverage our analog package capabilities in order to broaden our discrete product line.

Most recently, we continued to make progress towards focusing our analog line more towards mobility and portability. The introduction of our first high efficiency charge-pump, white LED driver for small size LCD displays will target cellular phones, and PDAs, as well as other portable electronic devices. This product is a first of a new series that will address the portable display market, which complements our existing analog power, hall sensors and discrete product solutions.

We anticipate a meaningful contribution to revenues in the second half of 2008, and we are very excited about the opportunities in this segment as we focus our future analog product introductions on the mobile and portable markets.

In terms of overall design activity, it was another strong quarter with multiple design wins at 80 accounts globally. Global design wins and in-process design activity is centered around new products including:

•	Switching regulators for set-top boxes and LCD TVs
•	Superbarrier rectifiers and Power DI® - where we continue to see very broad end equipment appeal
•	QFN platforms for digital audio players, mobile phones, LCD displays for mobile phones, and
•	Hall Sensors for cell phones and notebooks

We expect to have our 1st tier-one handset design for Hall sensor in Q4, and we recently won an ASMCC device on a next generation cell phone display

In terms of geographic breakout on component sales, our market share was at an all time high driven by continued gains in Asia and Europe. In particular, Asia sales volume increased 10 percent over the second quarter and represented 75 percent of total revenues in the third quarter. OEM sales in Asia were strong, specifically in the consumer and computing segments. Additionally, there was a broad-based advances in key end-equipment of notebook computer, digital audio players, LCD TVs and set-top boxes.

Design activity in Asia was very strong across all product lines, including key wins in SBR®, hall sensors, switching regulators and LDOs. Distributor point of sales increased in the quarter, with distributor inventories remaining at healthy levels.

To further expand our global distribution network in Asia, we entered into an agreement with Arrow Asia Pac, a business unit of Arrow Electronics.
Arrow is a highly sophisticated semiconductor distributor with over 50 supporting sales offices throughout the region with a particular emphasis and strength in Mainland China. Their dedicated local teams of customer applications engineers will assist with increasing customer access and knowledge, as well as improve our competitive position and brand recognition in that region.

Now turning to North America, sales decreased 2 percent from the second quarter. We did see strength in cable and satellite set-top box and portable medical devices, but it was offset by the continued movement of manufacturing to Asia. Coming off a low second quarter, wafer sales increased 23 percent in 3Q.

In total, we achieved 84 design wins in North America during the quarter, with 8 of these for analog, 72 discrete, and 4 in SBR®. We continue to gain momentum in our PowerDI® lines, SBR technology and our linear and switching regulators. Distributor point of sales was down 2 percent sequentially, and inventory levels were also down in line with sales.

Finally, in Europe, sales accounted for 4 percent of revenues, and increased 12.2 percent over the second quarter reaching a new record. OEM sales were up 21.6 percent driven by strong consumer demand and increased shipments to automotive customers. Our momentum in Europe continued to expand with 35 design wins at 20 accounts, including one significant SBR® win, 9 in analog and 3 hall sensor wins.

Distributor point of sales continued to grow by 2 percent in the quarter to a new record, despite the traditionally low summer months impacting sales in southern Europe. We believe this market will continue to be a growth driver for Diodes going forward.

In summary, we are confident that our focus on the high growth, high volume electronic end-markets will continue to drive growth in the future, with increased upside for our analog business as we move towards mobility and portability.

We have a strong pipeline of new products in the coming quarters as a result of our expanded R&D platform and dedication to product innovation. Diodes is well positioned with our customers on next-generation end-devices, and we continue to leverage our core competencies around manufacturing excellence.

With that, we will open the call for questions.

Q&A Session

Upon Completion of the Q&A…

Carl Wertz:

I’d like to make one additional comment before we conclude:

We are scheduled to participate in several financial conferences in the coming months, including:
❖	In November--

•	Next Monday, we’ll be presenting at AeA in Monterey

•	Then the UBS Global Technology Conference in New York

•	Followed by Thomas Weisel’s Power Conference in New York

❖	In December--

•	We have the Raymond James IT Supply Chain Conference in New York

❖	In January--

•	We’ll have the Needham’s 10th Annual Growth Conference in New York

•	Followed by Sidoti & Co’s 5th Annual Conference in Palm Beach, Florida

Should you be attending any of these events, we encourage you to join our presentation or contact the Shelton Group or the appropriate one-on-one coordinator to schedule a time to meet with us.

Thank you for your participation today. We look forward to reporting our continued progress on next quarter’s conference call.

Operator, we may now disconnect.